EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 27, 2023 relating to the financial statements of MAG Silver Corp. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 40-F for the year ended December 31, 2022.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

March 27, 2023